UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 27, 2016

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MPLX LP
(Exact name of registrant as specified in its charter)

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Delaware	001-35714	27-0005456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 E. Hardin Street Findlay, Ohio	45840
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(419) 672-6500
(Former name or former address, if changed since last report.)
 _____________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Series A Preferred Unit Purchase Agreement

On April 27, 2016 MPLX LP (the “Partnership” or “MPLX”) entered into a Series A Preferred Unit Purchase Agreement (the “Purchase Agreement”) with certain investment vehicles managed by Stonepeak Infrastructure Partners, Magnetar Capital, Kayne Anderson Capital Advisors and The Energy & Minerals Group ("EMG") set forth on Schedule A to the Purchase Agreement (the “Purchasers”).

Pursuant to the Purchase Agreement, the Partnership has agreed to issue and sell in a private placement (the “Private Placement”) an aggregate of approximately 30.8 million Series A Convertible Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”) for a cash purchase price of $32.50 per Preferred Unit (the “Issue Price”), resulting in total gross proceeds of approximately $1 billion. The closing of the Private Placement (the “Closing”), which is not subject to any closing conditions but is subject to the delivery of customary closing deliverables, is scheduled to occur on May 13, 2016.

Net proceeds to the Partnership upon the Closing, after deducting offering and transaction expenses, including a 1.5% transaction fee paid to the Purchasers by the Partnership, are expected to be approximately $984 million. The Partnership intends to use the proceeds from the Private Placement for capital expenditures, repayment of debt, and general partnership purposes.

The Purchase Agreement contains customary representations, warranties and covenants of the Partnership and the Purchasers. The Partnership, on the one hand, and the Purchasers, on the other hand, have agreed to indemnify each other and their respective officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives against certain losses resulting from breaches of their respective representations, warranties and covenants, subject to certain negotiated limitations and survival periods set forth in the Purchase Agreement.

Pursuant to the Purchase Agreement, in connection with the closing of the Private Placement, MPLX GP LLC, the general partner of the Partnership, will execute a Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Amended and Restated Partnership Agreement”) in the form attached as an exhibit to the Purchase Agreement, to among other things, authorize and establish the rights and preferences of the Preferred Units and make certain other changes of an administrative or immaterial nature. The Preferred Units are a new class of security that will rank senior to all classes or series of limited partner interests of the Partnership with respect to distribution rights and rights upon liquidation. The Preferred Units will vote on an as-converted basis with the Common Units (defined below) and will have certain other class voting rights with respect to any amendment to the Amended and Restated Partnership Agreement or the Partnership’s certificate of limited partnership that would be materially adverse to any of the rights, preferences or privileges of the Preferred Units.

The holders of the Preferred Units will receive cumulative quarterly distributions equal to $0.528125 until the second anniversary of the Closing, and thereafter the quarterly distributions on the Preferred Units will equal the greater of $0.528125 and the amount that the Preferred Units would have received if they had converted into Common Units at the then applicable conversion rate (defined below). The Partnership cannot pay any distributions on any junior securities, including any of the Common Units, the Class A units, the Class B Units and the incentive distribution rights, prior to paying the quarterly distribution payable to the Preferred Units, including any previously accrued and unpaid distributions.

Each holder of the Preferred Units may elect to convert all or any portion of the Preferred Units owned by it into common units representing limited partner interests of the Partnership (“Common Units”) initially on a one-for-one basis, subject to customary anti-dilution adjustments and an adjustment for any distributions that have accrued but not been paid when due (which we refer to as the “conversion rate”), at any time (but not more often than once per quarter) after the third anniversary of the Closing (or earlier liquidation, dissolution or winding up of the Partnership), provided that any conversion is for at least $100 million (calculated based on the closing price of the Common Units on the trading day immediately prior to the notice of conversion) or such lesser amount if such conversion relates to all of a holder’s remaining Preferred Units.

The Partnership may elect to convert all or any portion of the Preferred Units into Common Units based on the conversion rate at any time (but not more often than once per quarter) after the fourth anniversary of the Closing if (i) the closing price of the Common Units is greater than 150% of the Issue Price for the preceding 20 trading days, (ii) the average daily trading volume of the Common Units is equal to or exceeded one million (as adjusted to reflect splits, combinations or similar events)

for the preceding 20 trading days and (iii) the Partnership has an effective registration statement on file covering re-sales of the underlying Common Units to be received by the holders upon conversion of the Preferred Units, provided that the conversion is for at least $100 million (calculated based on the closing trading price of Common Units on the trading day immediately prior to the notice of conversion) or such lesser amount if such conversion relates to all of the then outstanding Preferred Units.

In addition, the Partnership may elect to convert all, but not less than all, of the Preferred Units into Common Units in connection with any transaction in which Marathon Petroleum Corporation or any of its affiliates (other than MPLX or any of its subsidiaries) acquires all of the outstanding Common Units or all or substantially all of the assets of MPLX and its subsidiaries (including by way of merger, consolidation or otherwise, and whether for cash, non-cash consideration or a combination thereof) at a conversion ratio equal to the higher of (a) the then applicable conversion rate and (b) the quotient of (i) the Issue Price multiplied by a premium factor (ranging from 115% to 100% depending on when such transaction occurs and the trading price of the Common Units at such time), plus any accrued and unpaid distributions on the Preferred Units (including a pro rata share of accrued distributions) by (ii) the volume weighted average price of the Common Units for the 20 trading days prior to the execution of definitive documentation relating to such transaction.

Upon certain events involving a change of control (as defined in the Amended and Restated Partnership Agreement) in which more than 90% of the consideration payable to the holders of the Common Units is payable in cash, the Preferred Units will automatically convert into Common Units at a conversion ratio equal to the higher of (a) the then applicable conversion rate and (b) the quotient of (i) the Issue Price multiplied by a premium factor (ranging from 115% to 100% depending on when such transaction occurs and the trading price of the Common Units at such time), plus any accrued and unpaid distributions on the Preferred Units (including a pro rata share of accrued distributions) by (ii) the volume weighted average price of the Common Units for the 20 trading days prior to the execution of definitive documentation relating to such change of control.

In connection with other change of control events that do not meet the 90% cash consideration threshold described above, each holder of the Preferred Units may elect to (a) convert its Preferred Units to Common Units at the then applicable conversion rate, (b) if the Partnership is not the surviving entity (or if the Partnership is the surviving entity, but the Common Units will cease to be listed), require the Partnership to use commercially reasonable efforts to cause the surviving entity in any such transaction to issue a substantially equivalent security (or if we are unable to cause such substantially equivalent securities to be issued, to convert into Common Units at a premium based on a specified formula subject to aggregate return limitations or to be converted in accordance with clause (a) above or redeemed in accordance with clause (d) below), (c) if the Partnership is the surviving entity, continue to hold the Preferred Units or (d) require the Partnership to redeem the Preferred Units at a price per unit equal to 101% of the Issue Price, plus accrued and unpaid distributions on the applicable Preferred Units (including a pro rata share of accrued distributions), which may be payable in cash or Common Units (and if payable in Common Units will be issued at 95% of the volume weighted average price for the 30 trading days prior to the closing of the change of control).

Pursuant to the terms of the Purchase Agreement, the Partnership has agreed to enter into a Registration Rights Agreement with the Purchasers at the Closing, pursuant to which, among other things, the Partnership will give the Purchaser certain rights to require the Partnership to file and maintain a registration statement with respect to the re-sale of the Preferred Units and the Common Units that are issuable upon conversion of the Preferred Units, and to require the Partnership to initiate underwritten offerings for the Common Units that are issuable upon conversion of the Preferred Units.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

An affiliate of EMG and subsidiaries of the Partnership are members of two joint venture entities, MarkWest Utica EMG, LLC (“MarkWest Utica EMG”) and MarkWest EMG Jefferson Dry Gas Gathering Company, L.L.C. (“Jefferson Dry Gas”). EMG owns a 40% interest and 33% interest in MarkWest Utica EMG and Jefferson Dry Gas, respectively. The Partnership indirectly owns the remaining 60% and 67% interests in such joint ventures. Another affiliate of EMG owns approximately 8 million Class B units representing limited partner interests in the Partnership, which amount represents all of the Class B units outstanding. In addition, certain of the Purchasers or their affiliates are believed to own Common Units.

Item 3.02	Unregistered Sales of Equity Securities.

The information regarding the Private Placement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The private placement of the Preferred Units pursuant to the Purchase Agreement will be undertaken in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Series A Preferred Unit Purchase Agreement, dated as of April 27, 2016, by and among MPLX LP and the Purchasers party thereto

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPLX LP

	By:	MPLX GP LLC, its General Partner

Date: April 29, 2016	By:	/s/ Nancy K. Buese
Name: Nancy K. Buese
Title: Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

10.1	Series A Preferred Unit Purchase Agreement, dated as of April 27, 2016, by and among MPLX LP and the Purchasers party thereto